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                                                              EXHIBIT 11
                       TOSCO CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE (a)
                                   (Unaudited)
                  (Thousands of Dollars, Except Per Share Data)

                                                                              Three Months Ended March 31,
                                                                              -----------------------------
                                                                                  1997                   1996
                                                                              -----------           ---------
 Income before dividends on company-obligated, mandatorily redeemable,
     convertible preferred securities                                             $6,085                $23,966
 Dividends on company-obligated, mandatorily redeemable, convertible
     preferred securities, net of income tax benefit                               2,522                    -
                                                                                -----------            ----------
 Net income                                                                       $3,563                $23,966
                                                                                ===========            ===========

                           PRIMARY EARNINGS PER SHARE

 Earnings used for computation of primary earnings per share                      $3,563                $23,966
                                                                                ----------            -----------
 Weighted average number of shares outstanding during the period             131,175,830            111,378,684
 Assumed conversion of common share equivalents                                4,514,952              2,473,728
                                                                             -------------          -------------
 Weighted average common and common equivalent shares used for
    computation of primary earnings per share                                135,690,782            113,852,412
                                                                            ---------------         --------------

 Primary earnings per common and common equivalent share                          $0.03                     $0.21
                                                                             ==============         ==============

                      FULLY DILUTED EARNINGS PER SHARE (b)

 Earning used for computation of fully diluted earnings per share                 $3,563                  $23,966
                                                                              ------------           -------------
 Weighted average number of shares outstanding during the period             131,175,830              111,378,684
 Assumed conversion of common share equivalents                                4,514,952                2,850,582
                                                                            --------------         ---------------
 Weighted average common and common equivalent shares used for
     computation of fully diluted earnings per share                         135,690,782              114,229,266
                                                                            --------------         ---------------

 Fully diluted earnings per common and common equivalent share                     $0.03                    $0.21
                                                                            ===============        ===============

(a) Earnings per share and weighted average shares outstanding reflect the 3-for-1 stock split declared and distributed in February 1997.

(b) Conversion of the company-obligated, mandatorily redeemable, convertible preferred securities is not assumed at March 31, 1997 due to the anti-dilutive impact of the assumed conversion.
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